Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made this 10th day of July, 2006, by and between Sun Energy Solar, Inc., a Delaware corporation with offices located at 1358 Fruitville Rd., Suite 209, Sarasota, Florida, 34236 (the “Company”) and John LaCorte, residing at 9833 Hidden Dunes Lane, Orlando, FL 32832 (“Executive”).

WHEREAS, the Company has created certain intellectual property (“Intellectual Property”), is pursuing patents for some of such Intellectual Property and is developing products (“Products”) based on the Intellectual Property (the “Business Venture”);

WHEREAS, the Company desires to engage Executive as its Vice President of Manufacturing;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

AGREEMENT:

1. Employment; Duties. The Company shall employ Executive as Vice President of Manufacturing, and Executive accepts such employment under the terms and conditions set forth in this Agreement. Executive’s duties shall be consistent with those of a Vice President of Manufacturing as defined from time to time by the Company’s Board of Directors (the “Board”) and the President and Chief Executive Officer.

2. Full-Time Best Efforts.

(a) Time and Effort. Executive shall devote Executive’s full professional time and attention to the performance of Executive’s obligations under this Agreement, and shall at all times faithfully, industriously and to the best of Executive’s ability, experience and talent perform all of Executive’s obligations hereunder. So long as this Agreement is in effect, Executive shall not be employed or engaged by any other person or firm other than the Company unless otherwise authorized in writing by the Board.

(b) Performance Standards; Underperformance. Within 30 days after the Effective Date, the Company, through its Chief Executive Officer and President, shall establish performance expectations and standards, which shall (i) be reasonably acceptable to Executive, (ii) may change from time to time as the needs of the Company change, and (iii) shall serve as a basis to evaluate Executive’s performance from time to time. Within six months following the Effective Date, and at least annually thereafter, the Chief Executive Officer, President and Executive shall meet in order for the President to provide a formal evaluation of Executive’s performance. “Underperformance” shall mean Executive’s failure to meet some or all of the then-current performance expectations and standards, and can be the basis for a change in job description, salary and benefits, or termination of Executive’s employment under this Agreement.

3. Term. The term of this Agreement shall begin on the Effective Date and shall end on the first anniversary of the Effective Date (the “Initial Term”) unless terminated prior to that date as provided herein. Unless 60 days’ advance written notice is given by one party to the other regarding termination of Executive’s employment hereunder, at the expiration of the Initial Term, and any renewal term, the term of this Agreement shall automatically extend for an additional one year.

4. Compensation and Benefits. The Company shall pay compensation to Executive consisting of an annual base salary, bonuses and other, benefits as described in this Agreement. In addition to the financial compensation and benefits set forth below, Executive shall be reimbursed for any approved business-related expenses and shall receive vacation, sick leave, and other time off as is customary and usual for executives of Executive’s status in the Company.

(a) Base Salary. Executive’s annual base salary as of the Effective Date is $100,000. Executive’s base salary shall be reviewed annually in conjunction with Executive’s annual performance review and may be adjusted as appropriate in light of Executive’s performance. Executive’s annual base salary shall be paid in accordance with the standard payroll practices of the Company.

(b) Incentive Compensation. The Company shall pay Executive the following as Incentive Compensation, in addition to Base Salary;

i. A one-time signing bonus of one million (1,000,000) shares of the common stock of the Company.

ii. A quarterly payment of three hundred thousand (300,000) shares of restricted common stock of Company.

(c) Benefits. Executive shall be entitled to participate in such insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of executives of Executive’s level or its employees generally (the “Benefits”).

5. Documents and Materials. Executive shall not (except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company) at any time or in any manner make or cause to be made any copies, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind or nature whatsoever belonging to or in the possession of the Company or any of its Affiliates. Immediately upon the termination of Executive’s employment with the Company or at any time upon the request of the Company, Executive shall surrender all such material to the Company and execute a document acknowledging that Executive has complied with the provisions of this Agreement.

6. Proprietary Information. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, or disclose (except in the performance of Executive’s duties in the ordinary course of business for which Executive is employed by the Company) in any manner to any person or entity, any Proprietary Information. As used in this agreement, Proprietary Information shall mean trade secrets, information, data, know how or knowledge (including, but not limited to, that relating to service techniques, purchasing and sales organization and methods, inventories, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships), technology, developments, designs, techniques, inventions (whether or not patentable or reduced to practice), devices, or procedures, whether or not conceived of, created or developed, and/or first reduced to practice solely by Executive or jointly by Executive and/or Company its employees, subcontractors or agents or any other Discoveries (as defined in Section 8) belonging to or relating to the affairs of the Company or any of its Affiliates or to the clients of the Company or any of its Affiliates; provided, however, that this Section 6 shall not apply to any trade secret, information, data, know how, Discoveries or knowledge that is or becomes generally available to the public through no fault or action of Executive.

7. Customers and Vendors. In furtherance of and not in limitation of Section 6, Executive acknowledges that the lists of the Company’s and its Affiliates’ customers and vendors as they may exist from time to time constitute a valuable and unique asset of the Company, and Executive shall not, during or after the term of Executive’s employment, disclose such lists or any part thereof to any person or entity for any reason whatsoever, nor shall Executive use such customer or vendor lists for Executive’s own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.

8. Discoveries. Any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (collectively, “Discoveries”), whether patentable or not, which are discovered, disclosed to or otherwise obtained, by Executive during Executive’s employment with the Company, are confidential, proprietary information and are the sole and absolute property of the Company. Executive shall immediately disclose and hereby assigns to the Company all such Discoveries and shall assist the Company in making any application in the United States and in foreign jurisdictions for patents of any kind with respect thereto. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments that the Company may deem necessary to protect the Company’s interest therein. Notwithstanding the fact that the Company may request additional assignment and assistance in applications, the assignments made in this Section 8 are adequate to cause an assignment of Executive’s interest in any Discoveries.

9. Works for Hire. All works and writings of a professional nature that are produced by Executive during Executive’s employment with the Company constitute works made for hire and are the sole and absolute property of the Company. Executive grants the Company the exclusive right to copyright all such works and writings in the United States and in foreign jurisdictions. To the extent any such works or writings are deemed to not be works for hire, Executive hereby assigns all of Executive’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments that the Company may deem necessary to protect the Company’s interest therein. Notwithstanding the fact that the Company may request additional assignments and assistances in applications, the assignments made in this Section 9 are deemed to be adequate to cause an assignment of Executive’s interest in works or writings.

10. Non-Disclosure Agreement. The parties acknowledge entering into a separate non-disclosure agreement relating to the Company’s proprietary information, attached as Exhibit A (“Non - Disclosure Agreement”), The terms of the Non-Disclosure Agreement are incorporated herein by this reference. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms providing greater protection to the Company and its proprietary information shall be determinative.

11. Non-Competition.

(a) Corporate Relationship. Executive acknowledges (i) that Executive’s employment as a member of the Company’s executive management team creates a relationship of confidence and trust between Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company, its Affiliates and its clients, and (ii) the highly competitive nature of the business of the Company. Accordingly, the Company and Executive agree that the restrictions contained in this Section 101 are reasonable and necessary for the protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company.

(b) Competitive Business Defined. For purposes of this Agreement, the term “Competitive Business” means business which is similar to or competitive with the business of the Company with respect to which Executive has had direct responsibility.

(c) Existing Client Defined. For purposes of this Agreement, the term “Existing Client” means a client for whom the Company or any of its Affiliates is performing services or marketing products as of the date of the termination of Executive’s employment with the Company or for whom the Company or any of its Affiliates performed services or marketed products within the two year period immediately preceding the termination of Executive’s employment with the Company.

(d) Noncompetition. During Executive’s employment with the Company and for a period of one (1) year following the termination of Executive’s employment with the Company for any reason (other than termination by Executive for Good Reason during the first twelve (12) months of Executive’s employment), Executive shall not:

i. own, manage, operate, control, have any financial interest in, or lend Executive’s name to any person or entity engaged in, a Competitive Business or cause others to or assist others in engaging in any Competitive Business in the foregoing manner;

ii. employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of Executive or any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any of its Affiliates as of the date of Executive’s termination or at any time during the one-year period following such termination; or

iii. solicit directly or indirectly on behalf of Executive or any Competitive Business, the customer business or account of any Existing Client.

(e) Specific Enforcement. The foregoing covenants shall be specifically enforceable; provided, however, that the covenants shall not be construed to prohibit ownership of not more than 5% of the equity of any publicly held entity engaged in direct competition with the Company, so long as the Executive is not otherwise engaged with such entity in any of the other activities specified in the foregoing clauses.

(f) Severability. If any court shall determine that any provision of this Section 11 is unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

(g) Employability. Executive acknowledges (i) that Executive has sufficient abilities and talents to be able to obtain, upon the termination of Executive’s employment, comparable employment from another business while fully honoring and complying with the above covenants concerning confidential information and contacts with the Company’s or any of its Affiliates’ customers or employees, and (ii) the importance to the Company and its Affiliates of the above covenants. Accordingly, for a period of one (1) year following the termination of Executive’s employment with the Company and upon the Company’s reasonable request of Executive, Executive shall advise the Company of the identity of Executive’s new employer and shall provide a general description, in reasonable detail, of Executive’s new duties and responsibilities sufficient to inform the Company of its need to request a court order to enforce the above covenants.

(h) Remedies. The parties acknowledge that the damages sustained by the Company or its Affiliates as a result of a breach of the agreements contained herein will subject the Company or its Affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Executive therefore agrees that the Company and its Affiliates, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. If an action is instituted to enforce this Agreement or any of the terms and conditions hereof, including, but not limited to, suit for preliminary injunction, the prevailing party shall be entitled to costs and reasonable attorneys’ fees. Executive waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of said order by a court of competent jurisdiction.

12. Disability. The Company may terminate this Agreement upon written notice to Executive if Executive is physically or mentally incapacitated and unable to perform Executive’s duties under this Agreement for a period of (i) any 180 days out of any 360 days, if the Common Stock of the Company is not then publicly traded, or (ii) 90 out of any 180 days if the Common Stock of the Company is then publicly traded. If at any time a question arises as to the incapacity of Executive, then the Company shall promptly employ one physician who is a member of the American Medical Association and who is reasonably acceptable to Executive to examine Executive and determine if Executive’s physical or mental condition is such as to render Executive unable to perform Executive’s duties under this Agreement. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to Executive or Executive’s representative and shall be conclusive for purposes of this Agreement. Any compensation payments payable to Executive hereunder shall be reduced by the amount of any disability payments Executive receives as a result of disability policies on which the Company has paid the premiums.

13. Death During Employment. This Agreement shall terminate upon Executive’s death, and the Company shall pay a death benefit equal to Executive’s base monthly salary for the balance of the month of Executive’s death and for three months following Executive’s death. Such amounts shall be paid to the beneficiary named in writing by Executive, or if none, to Executive’s surviving spouse, or if none, to the executors and administrators of Executive’s estate and shall be paid within 60 days after Executive’s death.

14. Termination for Other Than for Disability or Death.

(a) By the Corporation. The Company may terminate Executive’s employment under this Agreement prior to the expiration of the Initial Term or any renewal term as follows:

i. without Cause, upon 90 days’ written notice to Executive; or

ii. upon 30 days’ written notice to Executive if Underperformance occurs; or

iii. immediately upon the showing of Cause. For purposes of this Agreement, “Cause” shall mean (a) Executive’s breach of this Agreement, if the Executive has been given a reasonable opportunity to cure his breach (which reasonable opportunity must be granted during the fourteen (14)-day period preceding termination of this Agreement); (b) Executive’s failure to adhere to any written Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the fourteen (14)-day period preceding termination of this Agreement); (c) misrepresentation or concealment of a material fact for the purpose of securing or maintaining employment with the Company; (d) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (e) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, violation of a securities law or a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (g) violation of the policies of the Company with respect to non-discrimination, sexual harassment, or similar policies affecting workers and the workplace; or (h) a breach of Sections 6 through 11 of this Agreement.

(b) By Executive. Executive may terminate Executive’s employment under this Agreement upon 30 days’ written notice to the Company. An Executive’s termination shall be deemed for “Good Reason” if such termination is due to: (i) a change materially adverse to Executive in the nature of scope of Executive’s position, status, responsibilities or duties with the Company as they existed as of the Effective Date (other than for Underperformance), (ii) a material reduction by the Company in Executive’s base salary as in effect on the Effective Date or as the same may be increased from time to time, other than pursuant to an across the board reduction of an equal or greater percentage affecting all of the Company’s executive officers or due to Underperformance; or (iii) a change, exceeding a fifty-mile radius, in Executive’s principal work location established on the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations of the other officers of the Company.

(c) Termination Obligations. Upon termination of Executive’s employment with the Company, the Company shall have no further obligation to Executive except as specifically provided under this Agreement; provided, however, that termination of Executive’s employment shall not affect Executive’s right to receive any compensation or bonuses which have accrued but have not been paid through the date of termination. Executive shall return to the Company any and all equipment including, without limitation, electronic equipment, keys, credit cards, and the like, owned by the Company and used by Executive.

(d) Severance. Upon the termination of Executive’s employment with the Company under this Section 14 prior to the expiration of the Initial Term (A) by the Company for reasons other than Cause or Underperformance, or (B) by Executive for Good Reason, the Company shall pay Executive a severance benefit equal to 50% of the annual base salary Executive would have received if Executive had remained in the employ of the Company through the end of the Initial Term, but no other Benefit. Any such payment due to Executive shall be paid in cash or by check on the same dates on which Executive would otherwise have received payment of Executive’s annual base salary hereunder If employment had continued.

(e) Withholding Tax. The Company shall be entitled to withhold from any compensatory payments that it makes to Executive under this Agreement or otherwise an amount sufficient to satisfy all Federal, state and local income and employment tax withholding requirements with respect to any and all compensation paid to Executive by the Company.

15. No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

16. Arbitration. Except for (i) any claim for unemployment compensation or workers’ compensation, and (ii) any relief sought for breach by Executive of Sections 6-11 and or under Section 20 of this Agreement, in which case a claim maybe brought before any court in the State of Florida having jurisdiction over the matter, any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in Florida under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time such controversy or claim arises (the “Rules”) by one arbitrator appointed by the American Arbitration Association in accordance with the Rules, the arbitrator also apportioning the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should a party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of such party, and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of such party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorneys’ fees, of enforcement.

17. Survival. The covenants contained in, this Agreement shall survive any termination of Executive’s employment with the Company and any termination of this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in this Agreement.

18. Severabitity. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Company hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect.

19. Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Company for notice to the Company. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefor.

20. Affiliate. An “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with another. Control shall mean beneficial ownership of 50.01% or more of the outstanding voting securities or other ownership interests.

21. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

22. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

23. Assignment. The rights and obligations of the Company under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Company. This is a personal service contract and may not be assigned by Executive.

24. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of Florida. By execution of this Agreement, each party submits to in personam jurisdiction of the courts of the State of Florida.

25. Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

26. Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. Any counterpart may be delivered by any party by transmission of signature pages to the other parties at the addresses set forth herein, and delivery shall be effective and complete upon completion of such transmission; manually signed copies of signature pages shall nonetheless be delivered promptly after any such facsimile delivery.

27. Entire Agreement. This Agreement, and the Non-Disclosure Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior and simultaneous agreements, communications, and understandings with respect to such subject matter, whether oral or written.

This Agreement is executed and delivered on the day and year first above written.

Company:

/s/ Carl Smith
By: Carl Smith, Chief Executive Officer

/s/ R. Craig Hall
By: R. Craig Hall, President

Executive:

/s/ John LaCorte
John LaCorte